Exhibit 99.1

FTI Consulting, Inc.

500 East Pratt Street

Suite 1400

Baltimore, Maryland 21202

(410)	951-4800

FOR FURTHER INFORMATION:

AT FTI CONSULTING: Jack Dunn, President & CEO (410) 224-1483	AT THE ABERNATHY MACGREGOR GROUP: Winnie Lerner/Jessica Liddell (212) 371-5999

FOR IMMEDIATE RELEASE

MONDAY, JULY 31, 2006

FTI CONSULTING, INC. REPORTS SECOND-QUARTER FINANCIAL RESULTS

Revenues Up 29 Percent; EPS of $0.32 After $0.04 of Share-Based Compensation;

2006 Guidance Raised

BALTIMORE, MD, July 31, 2006—FTI Consulting, Inc. (NYSE: FCN), a premier provider of problem-solving consulting and technology services to major corporations, financial institutions and law firms, today reported its financial results for the second quarter ended June 30, 2006 and addressed guidance for the remainder of the year.

Second-Quarter Results

For the second quarter of 2006, revenues rose 29.0 percent to $159.8 million compared with $123.9 million for the second quarter of the prior year. Earnings per diluted share in the second quarter of 2006 were $0.32 after $0.04 of share-based compensation compared to $0.29 after $0.04 of share-based compensation for the second quarter of 2005, a 10.3 percent increase. Unless specifically stated, all financial information in this release includes share-based compensation expense for 2006 but does not include it for prior periods.

Earnings from operations before interest, taxes, depreciation and amortization (EBITDA) rose 8.9 percent to $34.2 million, 21.4 percent of revenues (22.9 percent prior to $2.4 million of share-based compensation), compared with EBITDA of $31.4 million, 25.4 percent of revenues, in the prior year. The company’s income tax rate, including the effect of share-based compensation, was approximately 44.5 percent for the second quarter of 2006, compared to 42.0 percent last year.

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Net income per diluted share during the second quarter of 2006 was impacted by higher amortization and net interest expense, principally due to the impact of front-end-loaded amortization of intangibles related to our Ringtail, Compass and Cambio acquisitions and lower interest income related to smaller cash balances due to the funding of working capital related to growth, including approximately $22.0 million subject to bankruptcy court approval, and the cash used in the re-signing of twenty-eight Senior Managing Directors in its Corporate Finance/Restructuring segment.

Commenting on the quarter, Jack Dunn, FTI’s president and chief executive officer, said, “In the second quarter the Technology segment significantly exceeded our expectations and both the Forensic/Litigation and Economic segments saw solid performance, but not quite at the pace of the first quarter primarily as a result of the completion of a large assignment in the first quarter. Corporate Finance/Restructuring, however, continues to face a very challenging market for its turnaround and restructuring services. The overall performance of our company is a tribute to the balanced portfolio approach we have built and the steps we have taken over the last several years to diversify from primarily a restructuring firm just three years ago.”

“Looking forward, we believe Technology will continue very strong and that the outlook for Forensic/Litigation Consulting and Economic Consulting remains very solid, with our new Global/Risk and Investigation Practice gaining significant momentum. We believe the turnaround and restructuring market will remain depressed and competitive here and abroad. Accordingly we will continue to focus on the effect of market conditions on the restructuring practice and are taking aggressive steps towards restoring our profit margins to historical levels. We remain committed to our goal of achieving $1 billion in revenue by 2009 with 25% EBITDA margins before share-based compensation.”

Cash flow provided by operations was $7.8 million in the second quarter of 2006, net of cash of approximately $16.8 million issued as long-term forgivable loans in connection with the re-signing of twenty-eight Senior Managing Directors in its Corporate Finance/Restructuring segment. Cash flow provided by operations in the second quarter of 2005 was $31.5 million. At June 30, 2006, FTI had cash and cash equivalents of approximately $37.6 million, plus $9.0 million in cash held in escrow for the closing of the acquisition of International Risk, which closed in the first week of July. Total long-term debt at June 30, 2006 was $350.0 million, and no amounts were outstanding under the company’s revolving credit agreement. The company repurchased 300,000 shares of common stock during the second quarter at an average price of $26.81 per share, and 300,000 shares at an average price of $28.33 in the first quarter, for an aggregate of approximately $16.5 million. At June 30, 2006, the remaining amount authorized under the company’s current share repurchase program was approximately $33.5 million.

Total headcount at June 30, 2006 was 1,498, and revenue-generating headcount was 1,124. Utilization of revenue-generating personnel was approximately 74.2 percent for the second quarter, and average rate per hour for the quarter was approximately $338.

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Second-Quarter Business Segment Results

Forensic and Litigation Consulting

Revenues increased 16.8 percent to $45.1 million in the second quarter from $38.6 million for the same period in the prior year. Segment EBITDA was $13.3 million, 29.6 percent of revenues, an increase of 1.5 percent from $13.1 million, 34.0 percent of revenues, for the same period in the prior year. The prior year’s revenues and segment EBITDA have been adjusted to exclude the company’s new Technology Consulting segment. The Technology Consulting segment, which is discussed separately below, began reporting as a separate segment in 2006.

Technology Consulting

Revenues increased 117.2 percent to $29.1 million in the second quarter from $13.4 million in the same period in the prior year. Segment EBITDA was $12.0 million, 41.1 percent of revenues, an increase of 106.9 percent from $5.8 million, 43.3 percent of revenues, for the same period in the prior year.

Corporate Finance/Restructuring

Revenues were $49.9 million for the second quarter of 2006, compared with $44.3 million for the second quarter of 2005, an increase of 12.6 percent. Segment EBITDA was $10.1 million, 20.3 percent of revenues, a decrease of 26.8 percent from $13.8 million, 31.2 percent of revenues, for the same period in the prior year.

Economic Consulting

Revenues were $35.6 million in the second quarter of 2006, increasing 29.5 percent from $27.5 million in the second quarter of 2005. Segment EBITDA was $9.5 million, 26.8 percent of revenues, an increase of 37.7 percent from $6.9 million, 24.9 percent of revenues, for the same period in the prior year.

Six-Month Results

For the first half of 2006, revenues rose 36.8 percent to $329.0 million compared with $240.5 million for the first half of the prior year. Earnings per diluted share for the first half of 2006 were $0.62 after $0.10 of share-based compensation compared to $0.54 after $0.08 of share-based compensation for the first half of 2005, a 14.8 percent increase. First-half 2006 results include approximately $5.5 million of pre-tax share-based compensation expense, $0.10 per share after taxes, compared with $3.6 million and $0.08, respectively, of pro forma share-based compensation expense for the same period in the prior year as if Statement No.123(R) had been adopted at the beginning of 2005.

Earnings from operations before interest, taxes, depreciation and amortization (EBITDA) rose 17.1 percent to $67.8 million, 20.6 percent of revenues (22.2 percent prior to $5.4 million of share-based compensation), compared with EBITDA of $57.9 million, 24.1 percent of revenues, in the prior year. The company’s income tax rate, including the effect of share-based compensation, was approximately 45.0 percent for the first half of 2006 compared to 42.0 percent last year.

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Forensic and Litigation Consulting revenues increased 24.3 percent to $95.2 million in the first half from $76.6 million for the same period in the prior year. Segment EBITDA was $26.4 million, 27.7 percent of revenues, an increase of 8.6 percent from $24.3 million, 31.7 percent of revenues, for the same period in the prior year. The prior year’s revenues and segment EBITDA have been adjusted to exclude the company’s new Technology Consulting segment. The Technology Consulting segment, which is discussed separately below, began reporting as a separate segment in 2006.

Technology Consulting revenues increased 123.5 percent to $56.1 million in the first half from $25.1 million in the same period in the prior year. Segment EBITDA was $22.9 million, 40.9 percent of revenues, an increase of 138.5 percent from $9.6 million 38.1 percent of revenues, for the same period in the prior year.

Corporate Finance/Restructuring revenues were $104.0 million for the first half of 2006, compared with $85.8 million for the first half of 2005, an increase of 21.2 percent. Segment EBITDA was $24.4 million, 23.4 percent of revenues, a decrease of 10.3 percent from $27.2 million, 31.7 percent of revenues, for the same period in the prior year.

Economic Consulting revenues were $73.7 million in the first half of 2006, increasing 39.1 percent from $53.0 million in the first half of 2005. Segment EBITDA was $18.2 million, 24.8 percent of revenues, an increase of 43.3 percent from $12.7 million, 23.9 percent of revenues, for the same period in the prior year.

Guidance Raised for Remainder of 2006

Based on results for the second quarter of 2006 and market conditions, FTI has raised its outlook for the remainder of 2006. Revenues are now anticipated to increase to a range of $647.0 million to $663.0 million. Earnings per diluted share are now anticipated to range from $1.26 to $1.35, including the impact of expensing stock options in accordance with FASB Statement No.123(R). FTI presently anticipates pre-tax share-based compensation of approximately $12.0-$13.0 million, approximately $0.21-$0.22 per diluted share for 2006, although the anticipated amounts can not be predicted with certainty because they will depend on the levels and timing of share-based compensation that may be issued in connection with the company’s hiring, performance evaluation and retention programs and potential acquisitions, as well as the price of the company’s stock. For comparative purposes, earnings per diluted share for 2005 on a pro forma basis would have been reduced by approximately $0.18 per share if 123(R) had been adopted at the beginning of 2005. EBITDA, including the expensing of stock options, is now expected to range from $138.0 million to $144.0 million.

Average bill rates in 2006 are now expected to be approximately $338 per hour and utilization to be approximately 77 percent (on a 2,032 hours base). Revenue-generating headcount at the end of 2006 is anticipated to range from 1,133 to 1,157.

The accompanying table indicates anticipated results and applicable business metrics by the company’s four business segments for 2006 and is presented including the estimated impact of expensing stock options.

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Second-Quarter Conference Call

FTI will hold a conference call to discuss second-quarter financial results at 11:00 a.m. Eastern time on Tuesday, August 1, 2006. The call can be accessed live and will be available for replay over the Internet for 90 days by logging onto the company’s website, www.fticonsulting.com.

About FTI Consulting

FTI is a premier provider of problem-solving consulting and technology services to major corporations, financial institutions and law firms when confronting critical issues that shape their future and the future of their clients, such as financial and operational improvement, major litigation, complex investigations, mergers and acquisitions and regulatory issues. FTI has 25 offices in major US cities, and offices in Europe, Asia and Australia. FTI’s total workforce of more than 1,400 employees includes numerous PhDs, MBAs, CPAs, CIRAs and CFEs, who are committed to delivering the highest level of service to clients.

Note: Although EBITDA is not a measure of financial condition or performance determined in accordance with GAAP, FTI believes that it is a useful operating performance measure for evaluating its results of operations from period to period and as compared to its competitors. EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies to value and compare the financial performance of companies in its industry. FTI uses EBITDA to evaluate and compare the operating performance of its segments and it is one of the primary measures used to determine employee bonuses. FTI also uses EBITDA to value businesses it acquires or anticipates acquiring. A reconciliation of EBITDA to net earnings and EBITDA is included in the accompanying tables to this press release when reasonably available. Information relating to stock option issuances and stock prices during 2006 cannot be predicted and are not quantifiable with certainty at this time. In addition, the impact of accounting under FASB Statement 123(R) with respect to 2006 stock option issuances is not determinable with certainty at this time. Such information is not available without an unreasonable effort or otherwise. EBITDA is not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same. In addition, because the calculation of EBITDA in the maintenance covenants contained in FTI’s credit facilities is based on accounting policies in use, consistently applied from the time the indebtedness was incurred, EBITDA as a supplemental financial measure is also indicative of the company’s capacity to service debt and thereby provides additional useful information to investors regarding the company’s financial condition and results of operations. EBITDA for purposes of those covenants is not calculated in the same manner as it is calculated in the accompanying table.

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This press release includes “forward-looking” statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

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FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005

(in thousands, except per share data)

	Six Months Ended
	June 30, 2006	June 30, 2005
	(unaudited)
Revenues	$329,024	$240,531

Direct cost of revenues	185,342	129,537
Selling, general and administrative expense	81,836	57,443
Amortization of other intangible assets	5,759	2,357

	272,937	189,337

Operating income	56,087	51,194

Other income (expense)
Interest and other expense, net	(10,413)	(3,865)
Litigation settlements	(269)	(1,012)

Income before income tax provision	45,405	46,317

Income tax provision	20,451	19,453

Net income	$24,954	$26,864

Earnings per common share-basic	$0.64	$0.63

Weighted average common shares outstanding-basic	39,260	42,565

Earnings per common share-diluted	$0.62	$0.62

Weighted average common shares outstanding-diluted	40,104	43,035

Supplemental Financial Data
	Six Months Ended
	June 30, 2006	June 30, 2005
EBITDA Reconciliation:	(in thousands)
EBITDA(1)	$67,751	$57,851
Litigation settlements	269	1,012
Depreciation and other amortization	(6,174)	(5,312)
Amortization of other intangible assets	(5,759)	(2,357)

Operating income	56,087	51,194
Litigation settlements	(269)	(1,012)
Interest expense, net	(10,413)	(3,865)
Income tax provision	(20,451)	(19,453)

Net income	$24,954	$26,864

(1)	We define EBITDA (earnings before net interest, taxes, depreciation and amortization) as net income before income taxes, net interest expense, depreciation and amortization which may not be similar to EBITDA measures of other companies. EBITDA is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statements of income. We believe that EBITDA is useful to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. EBITDA is a common alternative performance measure used by investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies within our industry.

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED JUNE 30, 2006 AND 2005

(in thousands, except per share data)

	Three Months Ended
	June 30,	June 30,
	2006	2005
	(unaudited)
Revenues	$159,760	$123,917

Direct cost of revenues	90,083	65,192
Selling, general and administrative expense	38,610	29,290
Amortization of other intangible assets	2,805	1,608

	131,498	96,090

Operating income	28,262	27,827

Other income (expense)
Interest and other expense, net	(5,451)	(2,310)
Litigation settlements	(5)	(708)

Income before income tax provision	22,806	24,809

Income tax provision	10,139	10,420

Net income	$12,667	$14,389

Earnings per common share - basic	$0.32	$0.34

Weighted average common shares outstanding - basic	39,114	42,808

Earnings per common share - diluted	$0.32	$0.33

Weighted average common shares outstanding - diluted	39,885	43,326

Supplemental Financial Data
	Three Months Ended
	June 30, 2006	June 30, 2005
EBITDA Reconciliation:	(in thousands)
EBITDA (1)	$34,187	$31,438
Litigation settlements	5	708
Depreciation and other amortization	(3,125)	(2,711)
Amortization of other intangible assets	(2,805)	(1,608)

Operating income	28,262	27,827
Litigation settlements	(5)	(708)
Interest expense, net	(5,451)	(2,310)
Income tax provision	(10,139)	(10,420)

Net income	$12,667	$14,389

(1)	We define EBITDA (earnings before net interest, taxes, depreciation and amortization) as net income before income taxes, net interest expense, depreciation and amortization which may not be similar to EBITDA measures of other companies. EBITDA is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statements of income. We believe that EBITDA is useful to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. EBITDA is a common alternative performance measure used by investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies within our industry.

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005

(in thousands)

	June 30, 2006	June 30, 2005

Operating activities
Net income	$24,954	$26,864

Adjustments to reconcile net income to net cash (used in) provided by operating activities
Depreciation and other amortization	6,174	5,312
Amortization of other intangible assets	5,759	2,357
Provision for doubtful accounts	3,647	792
Non-cash stock-based compensation expense	6,671	906
Non-cash interest and other	380	1,652
Changes in operating assets and liabilities
Accounts receivable, billed and unbilled	(31,235)	(25,022)
Notes receivable	(26,843)	1,216
Prepaid expenses and other assets	(2,113)	(1,155)
Accounts payable, accrued expenses and other	5,602	96
Income taxes payable	(2,268)	2,841
Accrued compensation	(21,431)	689
Billings in excess of services provided	656	(574)

Net cash (used in) provided by operating activities	(30,047)	15,974

Investing activities
Payments for acquisition of businesses, including contingent payments and acquisition costs	(50,201)	(46,651)
Purchases of property and equipment	(8,659)	(8,992)
Proceeds from note receivable due from purchasers of former subsidiary	—	5,525
Cash placed in escrow to acquire business	(9,000)	—
Change in other assets	345	(65)

Net cash used in investing activities	(67,515)	(50,183)

Financing activities
Purchase and retirement of common stock	(23,376)	(7,707)
Borrowings under long-term credit facility	—	50,000
Payments of long-term debt	—	(12,500)
Borrowings under revolving line of credit	—	33,500
Payments of revolving line of credit	—	(33,500)
Issuance of common stock under equity compensation plans	4,306	2,635
Income tax benefit from stock option exercises	805	—
Payments of debt financing fees, capital lease obligations and other	26	(820)

Net cash (used in) provided by financing activities	(18,239)	31,608

Net decrease in cash and cash equivalents	(115,801)	(2,601)
Cash and cash equivalents, beginning of period	153,383	25,704

Cash and cash equivalents, end of period	$37,582	$23,103

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

						Revenue- Generating Headcount
	Revenues	EBITDA (1)	Margin	Utilization	Average Rate

	(in thousands)
Three Months Ended June 30, 2006
Corporate Finance/Restructuring	$49,914	$10,126	20.3%	74%	$398	342
Forensic and Litigation Consulting	45,112	13,337	29.6%	75%	$296	340
Economic Consulting	35,627	9,541	26.8%	77%	$379	214
Technology	29,107	11,970	41.1%	70%	$249	228

	$159,760	44,974	28.2%	74%	$338	1,124

Corporate expenses		(10,787)

EBITDA (1)		$34,187	21.4%

Six Months Ended June 30, 2006
Corporate Finance/Restructuring	$104,004	$24,386	23.4%	77%	$396	342
Forensic and Litigation Consulting	95,225	26,350	27.7%	79%	$293	340
Economic Consulting	73,703	18,246	24.8%	81%	$375	214
Technology	56,092	22,924	40.9%	77%	$256	228

	$329,024	91,906	27.9%	79%	$337	1,124

Corporate expenses		(24,155)

EBITDA (1)		$67,751	20.6%

Three Months Ended June 30, 2005
Corporate Finance/Restructuring	$44,342	$13,817	31.2%	84%	$397	310
Forensic and Litigation Consulting	38,602	13,124	34.0%	76%	$295	308
Economic Consulting	27,544	6,866	24.9%	86%	$379	155
Technology	13,429	5,809	43.3%	74%	$242	115

	$123,917	39,616	32.0%	81%	$340	888

Corporate expenses		(8,178)

EBITDA (1)		$31,438	25.4%

Six Months Ended June 30, 2005
Corporate Finance/Restructuring	$85,836	$27,197	31.7%	84%	$404	310
Forensic and Litigation Consulting	76,644	24,298	31.7%	78%	$288	308
Economic Consulting	52,968	12,669	23.9%	86%	$381	155
Technology	25,083	9,560	38.1%	76%	$241	115

	$240,531	73,724	30.7%	81%	$339	888

Corporate expenses		(15,873)

EBITDA (1)		$57,851	24.1%

(1)	We define EBITDA (earnings before net interest, taxes, depreciation and amortization) as net income before income taxes, net interest expense, depreciation and amortization which may not be similar to EBITDA measures of other companies. EBITDA is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statements of income. We believe that EBITDA is useful to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. EBITDA is a common alternative performance measure used by investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies within our industry.

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2006 AND DECEMBER 31, 2005

(in thousands, except per share amounts)

	June 30, 2006	December 31, 2005
Assets
Current assets
Cash and cash equivalents	$37,582	$153,383
Accounts receivable
Billed	106,716	87,947
Unbilled	71,445	56,871
Allowance for doubtful accounts and unbilled services	(18,154)	(17,330)

	160,007	127,488
Notes receivable	6,271	2,713
Prepaid expense and other current assets	13,264	8,147
Deferred income taxes	9,425	6,404

Total current assets	226,549	298,135

Property and equipment, net	31,349	29,302
Goodwill, net	637,985	576,612
Other intangible assets, net	23,195	21,454
Cash held in escrow	9,000	—
Notes receivable, net of current portion	29,801	6,516
Other assets	26,798	27,445

Total assets	$984,677	$959,464

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$20,460	$21,762
Accrued compensation	50,733	72,688
Billings in excess of services provided	11,150	10,477

Total current liabilities	82,343	104,927

Long-term debt, less current portion	346,458	348,431
Deferred income taxes	38,491	33,568
Deferred rent and other liabilities	21,136	18,269

Stockholders’ equity
Preferred stock, $0.01 par value; 5,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value; 75,000 shares authorized; 39,878 shares issued and outstanding in 2006 and 39,009 shares issued and outstanding in 2005	399	390
Additional paid-in capital	243,983	238,055
Unearned compensation	—	(11,089)
Retained earnings	251,867	226,913

Total stockholders’ equity	496,249	454,269

Total liabilities and stockholders’ equity	$984,677	$959,464

FTI CONSULTING, INC.

REVISED OUTLOOK RANGE FOR 2006 BY BUSINESS SEGMENT

	Revenues	EBITDA(1)	Margin	Utilization	Average Rate	Revenue Generating Headcount
	(in thousands)			(2)	(2)
Outlook Range for 2006

From ($1.26 per share)
Forensic and Litigation	$184,000	$56,000	30.4%	76%	$296	330
Technology Consulting (2)	$108,000	43,000	39.8%	72%	$249	240
Corporate Finance/Restructuring	$210,000	47,000	22.4%	75%	$398	343
Economic Consulting	$145,000	40,000	27.6%	79%	$379	220

	$647,000	186,000	28.7%	76%	$338	1,133

Corporate expenses		48,000	7.4%

EBITDA (1)		$138,000	21.3%

To ($1.35 per share)
Forensic and Litigation	$187,000	$57,000	30.5%	77%	$293	340
Technology Consulting (2)	$112,000	46,000	41.1%	72%	$256	244
Corporate Finance/Restructuring	$216,000	49,000	22.7%	77%	$396	343
Economic Consulting	$148,000	42,000	28.4%	80%	$375	230

	$663,000	194,000	29.3%	77%	$337	1,157

Corporate expenses		50,000	7.5%

EBITDA (1)		$144,000	21.7%

(1)	We define EBITDA (earnings before net interest, taxes, depreciation and amortization) as operating income before depreciation and amortization which may not be similar to EBITDA measures of other companies. EBITDA is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of operations. We believe that EBITDA is useful to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. EBITDA is a common alternative performance measure used by investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies within our industry.
(2)	Utilization and Average Rate metrics do not apply to significant portions of the Technology Consulting segment